Exhibit 4.4

SONOCO PRODUCTS COMPANY
AMENDMENT NO. 1 TO 2024 OMNIBUS INCENTIVE PLAN

The Sonoco Products Company 2024 Omnibus Incentive Plan (the “Plan”) is hereby amended (this “Amendment”) as of February 11, 2026, subject to approval by the shareholders of Sonoco Products Company, a corporation organized under the laws of South Carolina (the “Company”).

WHEREAS, Section 10(a) of the Plan provides that the Board of the Directors of the Company (the “Board”) may amend the Plan to increase the Share Limit and the ISO Limit (each, as defined in the Plan), subject to the approval of the Company’s shareholders;

WHEREAS, the Board has determined that it is in the long-term best interest of the Company and its shareholders to amend the Plan to (1) increase the Share Limit and (2) increase the ISO Limit.

NOW THEREFORE, The Plan is hereby amended as follows, subject to the approval of the Company’s shareholders:

1.	Capitalized Terms. All capitalized terms used and not defined in this Amendment shall have the meanings given to them in the Plan.

2.	Amendment to Section 4(a) of the Plan. Section 4(a) of the Plan is deleted and replaced in its entirety with the following:

(a) Share Limits. Subject to adjustment as provided in Section 4(d), the maximum number of Shares that may be issued pursuant to Awards shall be equal to 4,330,000, less one (1) Share for each Share subject to any stock awards granted under any Prior Plan after December 31, 2023, (the “Share Limit”). Subject to adjustment as provided in Section 4(d), the maximum number of Shares that may be delivered upon the exercise of Incentive Stock Options shall be equal to the Share Limit (the “ISO Limit”). After the Effective Date no stock awards may be granted under any Prior Plan.

3.	Remainder of Plan Remains in Effect. Except as set forth in this Amendment, the Plan shall remain in full force and effect without modification.

4.	Shareholder approval: This Amendment shall be subject to approval by the Company’s shareholders within 12 months after the date this Amendment is adopted.

Approved by the Board of Directors on February 11, 2026

Approved by the Company’s shareholders on April 15, 2026